Jacksonville Bancorp, Inc. Raises $5 Million In Stock Offerings

JACKSONVILLE, Fla., Oct. 7, 2013 /PRNewswire/ -- Jacksonville Bancorp, Inc. (the "Company") (NASDAQ: JAXB), holding company for The Jacksonville Bank, announced that it has completed the sale of $5 million in common stock, or 10 million shares. The capital was raised through the sale of common stock to participating shareholders in the Company's previously announced rights offering ("Rights Offering") and to purchasers in its public offering ("Public Offering") of the shares unsubscribed for in the Rights Offering. The Public Offering was fully subscribed with 7,917,383 shares of common stock sold to institutional and local investors through Hovde Group, LLC, the Company's sales agent for the Public Offering.

(Logo: http://photos.prnewswire.com/prnh/20020410/JAXBLOGO)

Don Glisson, Jr., Chairman of the Board, commented, "We are very pleased with the results of the Public Offering, and by the support from local investors and customers of The Jacksonville Bank, as well as the institutional investment community. The success of this offering gives us positive momentum as we continue to strengthen our capital position and execute our strategic initiatives."

The Company
Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $522.4 million in assets and eight full-service branches in Jacksonville and Jacksonville Beach, Duval County, Florida as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company's markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012 and the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2013.

CONTACT: Valerie Kendall at (904) 421-3051 for additional information